EXHIBIT 4.2

FORM OF FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE

Between

THE FIRST AMERICAN CORPORATION,

as Company

and

WILMINGTON TRUST COMPANY,

as Trustee

under the

SENIOR INDENTURE

Dated as of April 7, 1998

        % Senior Notes due 20

Dated as of June     , 2004

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “First Supplement”) dated as of June         , 2004 under that certain Senior Indenture (as defined in the first recital) by and between THE FIRST AMERICAN CORPORATION, a California corporation (the “Company”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to that certain Senior Indenture, dated as of April 7, 1998 (the “Indenture”);

WHEREAS, Section 9.1 of the Indenture provides, among other things, that the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of authorizing a series of Securities and to establish the form or terms of such series of Securities;

WHEREAS, the Company has duly authorized the creation of a series of         % Senior Notes due 20             as provided herein (the “Notes”); and

WHEREAS, the Company and the Trustee are executing and delivering this First Supplement in order to provide for the Notes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

SECTION 1.    Definitions.

(a) Terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture.

(b) All references to “Sections” shall be to the sections of this First Supplement unless otherwise provided herein.

SECTION 2.    Creation of Series of Notes. There is hereby created for issuance under this First Supplement the Notes which shall be designated “        % Senior Notes due 20            .” As provided in Section 3.1 of the Indenture, the following terms of such Notes are established hereby:

(a) subject to Section 3.1(b) of the Indenture, the aggregate principal amount of the Notes that may be authenticated and delivered under this First Supplement shall initially be limited to One Hundred Fifty Million Dollars ($150,000,000); however, the Company may issue an additional principal amount of Notes pursuant to a Board Resolution;

(b) the principal of the Notes shall be paid at maturity on         , 20            ;

(c) the Notes shall bear interest at the rate of         % per annum; the interest payment dates shall be      and      of each year, commencing         , 200     ; interest shall accrue from the date of authentication of the Notes by the Trustee;

(d) each Note shall be dated the date of authentication thereof by the Trustee;

(e) payment of principal of (and premium, if any) and interest will be made at the office or agency of the Company maintained for that purpose in the United States; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register; the Notes may be presented to the Securities Registrar at the Corporate Trust Office of the Trustee for

registration of transfer or exchange; any notices and demands to or upon the Company in respect of the Notes may be made at the Corporate Trust Office of the Trustee;

(f) the Notes shall be redeemable at the option of the Company as provided in Section 5 below;

(g) the Notes are to be issued in the form of a fully registered Global Security; the Depositary for the Global Security is The Depository Trust Company (“DTC”);

(h) the Notes may be issued at various times, but shall otherwise be substantially identical except for denomination; and

(i) the indebtedness evidenced by the Notes is unsecured and ranks senior in right of payment to all existing or future indebtedness of the Company that is by its terms expressly subordinated in right of payment to the senior unsecured indebtedness of the Company and ranks pari passu with all other unsecured indebtedness of the Company.

SECTION 3. Global Security. The Notes will be issued in the form of a fully registered Global Security (the “Global Security”), which will be deposited with the Trustee as nominee for DTC and registered in the name of the Cede & Co. or its nominee. Except as set forth herein, the Global Security may be transferred, in whole, but not in part, only to nominees of DTC or to a successor thereof or such successor’s nominee.

SECTION 4. Redemption at Maturity. Unless previously redeemed, converted or purchased and canceled as herein provided, the Company will redeem the Notes at 100% of the principal amount together with interest accrued and unpaid to the date of such redemption on             , 20    .

SECTION 5. Optional Redemption. The Notes will be redeemable, on not less than 30 days’ notice and not more than 60 days’ notice, at the option of the Company, in part only in the amount of $1,000 or integral multiples thereof at the redemption price provided for in the Notes. Notice of such redemption shall be given as provided in Section 11.4 of the Indenture. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes.

SECTION 6. Amendment to the Indenture. The following provisions of the Indenture shall be amended as set forth below; provided that, in accordance with Section 9.1(6) of the Indenture, such amendments shall be effective only with respect to the Notes and to Securities issued after the date hereof and shall not apply to any Outstanding Securities:

(a) Section 5.1(6) of the Indenture is hereby amended by deleting “$10 million” therefrom and inserting “$25 million” in its place; and

(b) Section 5.1(7) of the Indenture is hereby amended by deleting “$10 million” therefrom and inserting “$25 million” in its place

SECTION 7. Modification and Ratification of Indenture. As supplemented and modified by this First Supplement, the Indenture is in all respects ratified and confirmed, and the Indenture as so supplemented and modified by this First Supplement shall be read, taken and construed as one and the same instrument.

SECTION 8. Counterparts. This First Supplement may be executed in any number of counterparts each of which so executed shall be deemed to be an original but all of such counterparts shall together constitute but one and the same instrument.

SECTION 9. Governing Law. As provided in Section 1.12 of the Indenture, this First Supplement and each Note shall be construed in accordance with the laws the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to be duly executed as of the year and date first above written.

THE FIRST AMERICAN CORPORATION, as Company

By:
Name: Title:

WILMINGTON TUST COMPANY, as Trustee

By:
Name: Title: